ALLEGHENY VENTURES, INC.
                                         CONSOLIDATED STATEMENT OF INCOME



                                                           Quarter Ended      Year-to-Date Ended   Twelve Months Ended
                                                           March 31, 2000       March 31, 2000       March 31, 2000

ELECTRIC OPERATING REVENUES:
   Bulk Power Transactions, Net                                           0                    0            25,864,283
   Wholesale and Other, Excluding Affiliates                      3,174,503            3,174,503             8,828,568
   Affiliates                                                        22,192               22,192            47,186,931
Total Operating Revenues                                          3,196,695            3,196,695            81,879,782

OPERATING EXPENSES:
   Operation:
     Fuel                                                                 0                    0            14,977,161
     Purchased Power & Exchange                                           0                    0            31,911,393
     Other                                                                0                    0             3,223,172
   Transmission & Distribution                                         (123)                (123)              199,155
   Cust. Accts & Services                                            18,113               18,113             2,229,785
   Administrative & General                                       2,679,311            2,679,311             9,381,045
Total Operation & Maintenance                                     2,697,301            2,697,301            61,921,711

   Depreciation                                                     264,987              264,987             4,707,314
   Taxes other than income taxes                                     84,004               84,004             3,716,165
   Federal and state income taxes                                    50,075               50,075             1,931,468
              Total Operating Expenses                            3,096,367            3,096,367            72,276,658
              Operating Income                                      100,328              100,328             9,603,124

OTHER INCOME AND DEDUCTIONS:
   Other income (loss), net                                        (139,770)            (139,770)           (1,776,896)
             Total Other Income and Deductions                     (139,770)            (139,770)           (1,776,896)
             Income Before Interest Charges and
               Preferred Dividends                                  (39,442)             (39,442)            7,826,228

INTEREST CHARGES:
   Interest on other long-term obligations                                0                    0             5,868,632
   Other interest                                                         0                    0                20,737
            Total Interest Charges
                                                                          0                    0             5,889,369


Consolidated Net Income (Loss)                                      (39,442)             (39,442)            1,936,859




                                                                   05/24/00